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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-06611


                             WANG LABORATORIES, INC.

                              PROSPECTUS SUPPLEMENT
                              DATED MARCH 20, 1998
                       TO PROSPECTUS DATED AUGUST 14, 1996


         Set forth below is an update of the section entitled "Selling Holders" of the Company's Prospectus dated August 14, 1996.

         The Section of the Prospectus entitled "Selling Holders" is amended and restated to read in its entirety as follows:

                                 SELLING HOLDERS

         The Depositary Shares were initially issued and sold pursuant to a Purchase Agreement dated as of February 21, 1996, between the Company, on the one hand, and Lehman Brothers Inc., BT Securities Corporation and Salomon Brothers Inc (together, the "Initial Purchasers"), on the other hand. The Selling Holders acquired the Depositary Shares (i) from the Initial Purchasers in transactions complying with Rule 144A, Regulation D or Regulation S under the Securities Act or (ii) in other permitted resale transactions exempt from registration under the Securities Act from the Initial Purchasers or holders who acquired the Depositary Shares from the Initial Purchasers or other prior holders thereof.

         Except as otherwise indicated, the table below sets forth certain information with respect to the Selling Holders and the Depositary Shares as of June 5, 1996. The term Selling Holders includes the beneficial owners of the Securities listed below and their transferees, pledgees, donees or other successors. Other than as a result of the ownership of Securities indicated below or as a result of having been an Initial Purchaser, none of the Selling Holders has had any material relationship with the Company or any of its affiliates within the past three years.




                                                                                NUMBER/            NUMBER OF
                                                                              PERCENTAGE OF    SHARES OF COMMON
                                     NUMBER OF            NUMBER OF         DEPOSITARY SHARES        STOCK
            NAME OF              DEPOSITARY SHARES    DEPOSITARY SHARES    BENEFICIALLY OWNED    BENEFICIALLY
        SELLING HOLDER          BENEFICIALLY OWNED    OFFERED HEREBY(1)     AFTER OFFERING(1)        OWNED
------------------------------- -------------------   ------------------   ------------------- ----------------

Allstate Insurance Company.....         50,000                50,000               --                   --
American Investors Life
  Insurance Company, Inc.......          7,500                 7,500               --                   --
Bancroft Convertible Fund,
  Inc..........................          7,500                 7,500               --                   --
Bond Fund Series -- Oppenheimer
  Bond Fund for Growth.........         60,000                60,000               --                   --
BT Securities Corp.............        105,100               105,100               --               23,216
Delta Air Lines Master
  Trust(2).....................         15,000                15,000               --                   --
Ellsworth Convertible Growth
  and Income Fund, Inc.........          7,500                 7,500               --                   --





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

                                                                                NUMBER/            NUMBER OF
                                                                              PERCENTAGE OF    SHARES OF COMMON
                                     NUMBER OF            NUMBER OF         DEPOSITARY SHARES         STOCK
            NAME OF              DEPOSITARY SHARES    DEPOSITARY SHARES    BENEFICIALLY OWNED      BENEFICIALLY
        SELLING HOLDER          BENEFICIALLY OWNED    OFFERED HEREBY(1)     AFTER OFFERING(1)         OWNED
------------------------------- -------------------   ------------------   ------------------- ----------------

Fidelity Devonshire Trust:
  Fidelity Equity-Income
  Fund(3)......................        228,300               228,300                   --                 --
Variable Insurance Products:
  Equity-Income Portfolio(3)...         80,000                80,000                   --                 --
Fidelity Management Trust
  Company on behalf of accounts
  managed by it(4).............         44,000                44,000                   --            430,200
Franklin Investors Securities
  Trust Convertible Securities
  Fund.........................         20,000                20,000                   --                 --
General Motors Hourly Rate
  Employees Pension Plan.......         80,000                80,000                   --                 --
Golden Rule Insurance
  Company(5)...................         40,000                40,000                   --                 --
Lehman Brothers(6).............        117,500               117,500                   --                 --
Lipco Partners, L.P............        206,000               206,000                   --                 --
Nancy M. McNeil................            460                   460                   --                 --
OCM Convertible Trust(2).......         17,700                17,700                   --                 --
OCM Convertible Limited
  Partnership..................          4,500                 4,500                   --                 --
Peoples Security Life
  Insurance....................         18,500                18,500                   --                 --
Pimco Equity Income Fund.......        105,000               105,000                   --                 --
Salomon Brothers(7)............         36,450                36,450                   --                 --
State of Connecticut(8)........         16,000                16,000                   --                 --
State Employees' Retirement
  Fund of the State of
  Delaware(2)..................          5,200                 5,200                   --                 --
Societe Generale Securities
  Corp.........................         15,000                15,000                   --                 --
Any other holder of Depositary
  Shares or future transferee
  from any such holder.........      1,587,790             1,587,790                   --                 --
Total..........................      2,875,000             2,875,000                   --            453,416

----------------

(1)      Assumes that all of the Depositary Shares are sold.

(2)      Reflects ownership as of July 25, 1996.

(3) Each of such entities is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
         Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such entities mentioned above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. Reflects ownership as of March 19, 1998.

(4) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
         Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. Reflects ownership as of March 19, 1998.

(5)      Reflects ownership as of August 9, 1996.

(6)      Reflects ownership as of July 18, 1996.


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(7)      Reflects ownership as of August 2, 1996.

(8)      Reflects ownership as of July 23, 1996.

         The preceding table has been prepared based upon information furnished to the Company by the Depositary or by or on behalf of the Selling Holders. Additional information concerning ownership of the Securities offered hereby rests with certain holders of the Securities who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

         In view of the fact that Selling Holders may offer all or a portion of the Depositary Shares or shares of Common Stock held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of Depositary Shares or shares of Common Stock that will be held by the Selling Holders after completion of the offering made hereby.

         Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the price at which the Series B Preferred Stock represented by the Depositary Shares is convertible into Common Stock is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

         As noted above, the Series B Preferred Stock represented by the Depositary Shares is deposited with the Depositary and, unless withdrawn (see "Description of Depositary Shares -- Withdrawal of Preferred Stock" and "-- Amendment and Termination of the Deposit Agreement"), will not trade separately from the Depositary Shares.